                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material pursuant to Section 240.14a-12


                         NCO PORTFOLIO MANAGEMENT, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] $125 per Exchange Act Rules O-1(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22 of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.


         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

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                  [ ] Fee paid previously with preliminary materials.

                  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                            (1) Amount Previously Paid:

                            (2) Form, Schedule or Registration Statement No.:

                            (3) Filing Party:

                            (4) Date Filed:


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NEWS RELEASE
For Immediate Release

                       NCO Portfolio Announces ACQUISITION
                          PROPOSAL FROM NCO GROUP, INC.

BALTIMORE, MD, October 22, 2003 - NCO Portfolio Management, Inc. ("NCPM")(Nasdaq: NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that NCO Group, Inc. ("NCOG") (Nasdaq: NCOG) has proposed to acquire all of the outstanding common stock of NCPM owned by the minority stockholders of NCPM. NCOG currently owns approximately 63% of the outstanding shares of NCPM.

Under the proposal, NCOG would issue NCOG common stock with a fair market value of $7.05 to the minority stockholders of NCPM for each share of NCPM common stock, but not more than .3066 shares and not less than .2712 shares of NCOG common stock per share of NCPM common stock. The fair market value would be based on the average closing prices of NCOG common stock during the 20 trading-day period ending two trading days prior to the closing date of the proposed transaction. The Board of Directors of NCPM has formed a special committee of the independent directors of NCPM to evaluate the proposal. The special committee has retained legal counsel and investment bankers to assist it in the process.

The proposal is subject to customary terms and conditions, including the execution of a definitive merger agreement, the receipt of all applicable regulatory approvals and the approval of the definitive merger agreement by the boards of directors of both companies and the stockholders of NCPM.

This press release shall not constitute an offer of any securities for sale. There can be no assurance that the proposed transaction will be consummated on the terms described or at all. Stockholders of NCPM are urged to read all relevant documents to be filed with the Securities and Exchange Commission as they will contain important information about the proposal. Stockholders of NCPM will be able to obtain any relevant documents, when available, without charge at the SEC's Internet site (http://www.sec.gov). If the proposed transaction proceeds, stockholders of NCPM will be able to obtain any proxy statement/prospectus, when available, without charge, by directing a request to NCPM at 1804 Washington Blvd., Department 200, Baltimore, MD 21230.


--------------------------------------------------------------------------------

Certain statements in this press release, including, without limitation, statements as to completion of any transaction between NCOG and NCPM or the value of any such transaction, if completed, to the stockholders of NCPM, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause the transaction not to be completed or completed on terms other than described in this press release. NCPM disclaims any intent or obligation to update forward-looking statements contained in this press release.

For further information:

At NCO Portfolio Management, Inc.                At FRB/Weber Shandwick
Richard J. Palmer,                               Joe Calabrese
SVP, Finance and CFO                             (212) 445-8434
(443) 263-3181
email: rick.palmer@ncogroup.com
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